Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 17, 2002, except for Note 8 and Note 9, for which the date is July 28, 2004, relating to the combined financial statements of The Metals Distribution Businesses of NAMD Inc.—Predecessor Entity, which appears in the current report on Form 8-K of Ryerson Tull, Inc. dated December 23, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 23, 2004